JH Income Securities Trust
Change in Independent Auditor
Based on the recommendation of the Audit Committee of the fund, the Board of Trustees has determined not to retain Ernst & Young LLP as the Fund's independent auditor and voted to appoint PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2003. During the two most recent fiscal years and through August 27, 2002, Ernst & Young LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Fund and Ernst & Young LLP on accounting principles, financial statements disclosure or audit scope, which if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to the disagreement in their report.



February 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Income Securities Trust. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
Ernst & Young LLP